Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Pegasystems Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share, Pegasystems Inc. 2006 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	1,000,000	$43.44(2)	$43,440,000.00	$0.0001102	$4,787.09
Equity	Common Stock, par value $0.0 per share, Pegasystems Inc. 2004 Long-Term Incentive Plan	Rule 457(h)	1,224,473	$47.27(3)	$57,880,838.71	$0.0001102	$6,378.47
Equity	Common Stock, par value $0.01 per share, Pegasystems Inc. 2004 Long-Term Incentive Plan	Rule 457(c) and Rule 457(h)	4,775,527	$51.10(4)	$244,029,429.70	$0.0001102	$26,892.04
Total Offering Amounts					$345,350,268.41		$38,057.60
Total Fees Previously Paid							$—
Total Fee Offsets							$—
Net Fee Due							$38,057.60

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Registrant’s common stock that become issuable under the Registrant’s 2004 Long-Term Incentive Plan (the “LTIP”) and the Registrant’s 2006 Employee Stock Purchase Plan (the “ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock, as applicable.

(2)

Such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h), the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $43.44 per share of common stock, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on June 13, 2023, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

(4)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of $51.10 per share of common stock, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Select Market on June 13, 2023.